Exhibit 4.2

______________________________________________________________________________

RLI CORP., Issuer

To

DEUTSCHE BANK TRUST COMPANY AMERICAS, Trustee

SUPPLEMENTAL INDENTURE

Dated as of May 4, 2018

Senior Debt Securities

______________________________________________________________________________

Supplemental Indenture, dated as of May 4, 2018 (“Supplemental Indenture”), between RLI CORP., a Delaware corporation (“RLI Delaware”), successor by merger to RLI Corp., an Illinois corporation (“RLI Illinois”), having its principal executive office located at 9025 North Lindbergh Drive, Peoria, Illinois 61615, and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation (the “Trustee”), having its Corporate Trust Office located at 60 Wall Street, New York, New York 10005.

W I T N E S E T H:

WHEREAS, RLI Illinois executed and delivered to the Trustee an indenture, dated as of October 2, 2013 (the “Indenture”), providing for the issuance from time to time of its senior unsecured debentures, notes or other evidences of indebtedness, unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as shall be fixed as thereafter provided;

WHEREAS, Section 8.1 of the Indenture provides that RLI Illinois may merge into another Person in accordance with such Section, including that the surviving Person shall expressly assume, by an indenture supplemental to the Indenture, the due and punctual payment of the principal, any premium and interest on any Additional Amounts with respect to all the Securities and the performance of every obligation in the Indenture and the Outstanding Securities on the part of RLI Illinois to be performed;

WHEREAS, Section 9.1 of the Indenture provides that RLI Illinois and the Trustee may, without obtaining the consent of any Holders of Securities or Coupons, enter indentures supplemental to the Indenture to evidence the succession of another Person to RLI Illinois, and the assumption by any such successor of the covenants of RLI Illinois contained in the Indenture and in the Securities;

WHEREAS, on May 4, 2018, pursuant to an Agreement and Plan of Merger dated May 3, 2018, RLI Illinois merged with and into RLI Delaware, with RLI Delaware as the surviving corporation

WHEREAS, all conditions necessary to authorize the execution of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been performed; and

WHEREAS, pursuant to Section 9.3 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, RLI Delaware and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Assumption of Obligations and Performance of Covenants.  RLI Delaware hereby assumes all of the obligations and the performance of each covenant of RLI Illinois under the Indenture and the Securities.

3. Substitution of RLI Delaware; Release and Discharge of RLI Illinois.  RLI Delaware shall succeed to, and be substituted for, and may exercise every right and power of, RLI Illinois under the Indenture with the same effect as if RLI Delaware had been named as the Issuer therein, and RLI Illinois shall be discharged from all obligations and covenants under the Indenture and the Securities.

4. Continuing Effect of Indenture.  As of the date hereof, this Supplemental Indenture shall form a part of the Indenture for all purposes.  Except as expressly supplemented hereby, all of the terms, provisions and conditions of the Indenture and any Securities outstanding thereunder shall remain in full force and effect.

5. Governing Law.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed wholly in said state.

6. Counterparts.  The parties hereto may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. The Trustee.  Each of the rights, privileges and protections of the Trustee set forth in the Indenture is hereby incorporated by reference.  Without limiting the foregoing, the Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture (including the consequences thereof) or, for or in respect of the recitals contained herein, all of which recitals are made solely by RLI Delaware.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

RLI CORP., a Delaware corporation
By: /s/ Thomas L. Brown___________
Name: Thomas L. Brown
Title: Sr. VP, Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY, as Trustee
By: /s/ Jeffrey Schoenfeld___________
Name: Jeffrey Schoenfeld
Title: Vice President

By: /s/ Chris Niesz_________________
Name: Chris Niesz
Title: Vice President